Exhibit 10.17
THE TJX COMPANIES, INC.
GENERAL DEFERRED COMPENSATION PLAN
Fifth Amendment
     Pursuant to Section 7(E) of The TJX Companies, Inc. General Deferred Compensation Plan (1998 Restatement) (the “Plan”), The TJX Companies, Inc. hereby amends the Plan as follows:
     1. Section 1 is hereby amended to add the following language to the end of such Section:
     “The Plan was previously divided into two plans: the legacy The TJX Companies, Inc. General Deferred Compensation Plan (1998 Restatement) as in effect on October 3, 2004 (the “Grandfathered Plan”) and The TJX Companies, Inc. 409A General Deferred Compensation Plan (the “409A Plan”).
     All benefits accrued and vested as of December 31, 2004 and not materially modified after October 3, 2004, plus notional earnings thereon (the “Grandfathered Benefit Amount”) shall be grandfathered for purposes of Code Section 409A and shall be governed by The TJX Companies, Inc. General Deferred Compensation Plan as it was in effect on October 3, 2004. The Grandfathered Plan is frozen as of December 31, 2004. No additional benefit shall accrue after December 31, 2004 under the Grandfathered Plan (except, for the avoidance of doubt, the continued deferral of any previously deferred Grandfathered Benefit Amounts) and no individual not a Participant as of December 31, 2004 shall thereafter become a Participant in the Grandfathered Plan. The Grandfathered Plan has not been materially modified after October 3, 2004.
     For purposes of administering accounts attributable to deferrals under the 409A Plan, to the extent such deferrals and related interest credits have not been distributed prior to January 1, 2009, the rules of The TJX Companies, Inc. Executive Savings Plan (as amended to comply with the requirements of Section 409A of the Internal Revenue Code of 1986, as amended, (including the regulations and other applicable guidance thereunder, the “Code”)) (“ESP”), including, for the avoidance of doubt, the time and form of payment rules of Articles 5 and 6 of the ESP, shall apply as though such deferrals had been credited to a “Basic Deferral Account” under the ESP; provided, that the portion of any such account attributable to deferrals under the 409A Plan shall continue to be credited with notional interest (as from time to time adjusted) in accordance with the same rules as those that apply under Section 5(B) of the Grandfathered Plan instead of being adjusted for notional investment experience pursuant to Article 4 of the ESP; and further provided, that no such amount shall be treated as an “Eligible Deferral” under the ESP and no Employer Credits shall be credited with respect to any such amount under the ESP.

     Participation in the 409A Plan was frozen effective December 31, 2007 and no new deferrals of any Eligible Compensation shall be permitted under the 409A Plan (except, for the avoidance of doubt, the continued deferral of any previously deferred amounts consistent with Code Section 409A) after April 30, 2008.
     IN WITNESS WHEREOF, The TJX Companies, Inc. has caused this instrument of amendment to be executed in its name and on its behalf by its duly authorized officer this 18th day of December, 2008.

THE TJX COMPANIES, INC.

By:	/s/ Gregory R. Flores

By:	/s/ Jeffrey G. Naylor